Exhibit 4.10

EQUITY PLEDGE AGREEMENT

This Equity Pledge Agreement (this “Agreement”) is entered into in Shanghai, the People’s Republic of China (“PRC”) as of __________ by and between the following parties:

(1)                                 Pledgee: ______________________________
Address: ______________________________; and

(2)                                 Pledgor: ______________________________
PRC Identification Card No.: ____________________
Address: ______________________________;

(In this Agreement, Pledgee and Pledgor are hereinafter collectively referred to as the “Parties” and individually, as a “Party.”)

WHEREAS

(1)                                 The Pledgor is a PRC citizen, who owns ___% of the equity interests in ______________________________ (“Ctrip Commerce”) for an amount of contribution of RMB__________.

(2)                                 Ctrip Commerce is a limited liability company duly incorporated and validly existing under the PRC laws.

(3)                                 The Pledgee is a wholly foreign owned enterprise duly incorporated and validly existing under the PRC laws.

(4)                                 The Pledgee and Ctrip Commerce entered a Technical Consulting and Services Agreement as of __________ (the “Services Agreement”).

(5)                                 The Pledgee and the Pledgor entered into a Loan Agreement as of __________ (the “Loan Agreement”).

(6)                                 The Pledgee, the Pledgor and Ctrip Commerce entered into an Exclusive Call Option Agreement as of __________ (the “Exclusive Call Option Agreement,” together with the Services Agreement and the Loan Agreement, the “Principal Agreements”).

(7)                                 In order to secure the performance of the obligations (including without limitation, the normal payment of consulting and service fees and the Pledgor’s repayment obligation) under the Principal Agreements by the Pledgor and Ctrip Commerce, the Pledgor is willing to unconditionally and irrevocably pledge all its ___% equity interest held in Ctrip Commerce to the Pledgee as a security.

NOW, THEREFORE, in order to perform the terms and provisions of the Principal Agreements, the Pledgor and the Pledgee hereby agree as follows upon mutual consultation:

1.                                Pledge

1.1                               The Pledgor agrees to pledge all its ___% equity interest in Ctrip Commerce to the Pledgee as a security on the performance of all the obligations under the Principal Agreements by the Pledgor and Ctrip Commerce as well as on the entire compensation liability arising from the invalidity, cancellation or early termination of the Principal Agreements.

1.2                               Pledge Right hereunder refers to the rights owned by the Pledgee, who shall be entitled to a priority to be compensated by the proceeds from conversion into money, auction or sale of the equity interest pledged by the Pledgor to the Pledgee.

1.3                               The equity interest pledged hereunder is the ___% equity interest held by the Pledgor in Ctrip Commerce (the “Pledged Equity”) and all the rights and interests associated therewith. The details of the Pledged Equity are listed as follows:

Pledgee:

Pledgor:

Company where the Pledged Equity is in:

Contribution corresponding to the Pledged Equity: RMB

2.                                Scope of Pledge

2.1                         The pledge under this Agreement include the performance of all the obligations under the Principal Agreements by the Pledgor and Ctrip Commerce as well as on the entire compensation liability arising from the invalidity, cancellation or early termination of the Principal Agreements, including, without limitation, all amounts payable, outstanding debts, obligations and liabilities under the Principal Agreements, any fees and expenses incurred by the Pledgee for exercising its rights and the Pledge Right and the performance of the Principal Agreements. For the avoidance of doubt, the scope of the Pledge shall not be limited by the amount of the capital contribution made by the shareholders of Ctrip Commerce.

2.2                         The effect of the security under this Agreement shall not be affected due to any amendment or modification to the Principal Agreements, and the security hereunder shall remain valid on the obligations of the Pledgor and Ctrip Commerce under any Principal Agreements so amended or modified. If any of the Principal Agreements becomes invalid or is canceled or terminated for any reason whatsoever, the Pledgee has the right to immediately exercise the Pledge Right pursuant to Article 8 of this Agreement.

3.                                Creation and Term of Pledge

3.1                         The pledge under this Agreement shall be registered at Ctrip Commerce’s shareholder register upon the date hereof.

3.2                         The Pledge Right hereunder shall be created as of the date when the equity pledge is registered at the competent administration for industry and commerce (AIC) of Ctrip Commerce.

3.3                         The term of the Pledge Right hereunder shall commence from its creation until the second (2nd) anniversary of the date when all obligations under the Principal Agreements have been completed.

3.4                         With the prior consent of the Pledgee, the Pledgor may increase its capital contribution to Ctrip Commerce, or transfer or acquire the equity interests in Ctrip Commerce; provided, however, that any such capital contribution by the Pledgor to Ctrip Commerce, or any such shareholding change of the Pledgor shall be subject to this Agreement. Ctrip Commerce shall immediately amend its shareholder register and file the change registration with respect to the equity interest and equity pledge to the AIC within fifteen (15) working days upon the date when such change occurs.

3.5                         Within the pledge term, if the Pledgor or Ctrip Commerce fails to perform any of the obligations under or arising from the Principal Agreements, the Pledgee has the right to exercise the Pledge Right in accordance with Article 8 of this Agreement.

4.                                Custody of Pledge Certificate

4.1                         The Pledgor shall deliver to the custody of the Pledgee the certificate of its capital contribution to Ctrip Commerce and the shareholder register of Ctrip Commerce within one (1) week after the pledge is recorded at Ctrip Commerce’s shareholder register as required in Article 3; the Pledgee shall have the duty to well keep the pledge documents so received.

4.2                         If the pledge hereunder is released pursuant to this Agreement, the Pledgee shall return the pledge registration certificate to the Pledgor within five (5) working days after the pledge is released, and provide necessary assistance to the Pledgor over the course of pledge release registration formalities.

4.3                               The Pledgee shall have the right to collect all interests or beneficial rights, including dividends, accrued on the Pledged Equity.

5.                                Pledgor’s Representations and Warranties

5.1                               The Pledgor is the sole legal owner of the Pledged Equity.

5.2                               There should be no intervention from any other party at any time when the Pledgee exercises its rights as pledgee pursuant to this Agreement.

5.3                               The Pledgee shall have the right to exercise or transfer the Pledge Right in any manners provided herein.

5.4                               The Pledgor does not set up any other pledge or other encumbrances on the equity interest except those set up for the benefit of the Pledgee.

5.5                               The pledgee shall ensure that Ctrip Commerce’s shareholders’ meeting has adopted a resolution to approve the pledge under this Agreement.

5.6                               This Agreement, once effective, constitutes a lawful, effective and binding obligation for the Pledgor.

5.7                               The pledge created by the Pledgor on the Pledged Equity pursuant to this Agreement will not violate the relevant stipulations of the laws, regulations of the State and government policies, nor will it violate any contracts or agreements entered into by and between the Pledgor and any third party, or any commitments made by the Pledgor to any third party.

5.8                               All documents and materials in relation to this Agreement provided by the Pledgor to the Pledgee are true, accurate and complete.

6.                                Pledgor’s Commitments

6.1                               Throughout the existence of this Agreement, the Pledgor commits to and for the benefit of the Pledgee that the Pledgor will:

(1)                                 ensure that the Pledge Right hereunder is registered at the competent AIC;

(2)                                 not transfer or assign the Pledged Equity, or create or allow to exist any encumbrance (including pledge) which may affect the rights and benefits of the Pledgee without prior written consent of the Pledgee;

(3)                                 comply with and implement all the relevant laws and regulations with respect to the pledge of rights; present to the Pledgee the notices, orders or suggestions issued or formulated by the competent authority with respect to the Pledge within five (5) days upon receiving such notices, orders or suggestions, and act as required by such notices, orders or suggestions, or raise objection or statement to any of the foregoing at the reasonable request of or upon the consent of the Pledgee; and

(4)                                 promptly notify the Pledgee of any events or notices received which may affect the Pledgor’s rights in all or any part of the Pledged Equity, and any events or notices received which may change or affect any of the Pledgor’s warranties and obligations under this Agreement.

6.2                               The Pledgor agrees that the Pledgee’s acquisition of the Pledge Right and exercise of its right to the pledge pursuant to this Agreement shall not be suspended or impaired by the Pledgor or any of its inheritors, successors, assigns, or any person authorized by the Pledgor or any such other person by way of any legal proceedings.

6.3                               The Pledgor undertakes to the Pledgee that in order to protect or perfect the security hereunder for the creditors’ rights and obligations under the Principal Agreements, the Pledgor will (i) execute in good faith and cause other pledge-concerned parties to execute all title certificates and covenants, and/or act and cause other pledge-concerned parties to act as required by the Pledgee, (ii) facilitate the Pledgee to exercise the rights and authority empowered on the Pledgee by this Agreement, (iii) execute all documents in relation to the equity change (if applicable and necessary) with the Pledgee or its designated person (whether natural or legal), and (iv) provide the Pledgee with such pledge-related notices, orders and decisions as is considered necessary by the Pledgee within a reasonable period of time.

6.4                               The Pledgor undertakes to the Pledgee to comply with and perform, for the benefit of the Pledgee, all the warranties, commitments, covenants, representations, conditions and obligations under this Agreement and the Principal Agreements. The Pledgor shall indemnify the Pledgee for all the losses suffered by the Pledgee resulting from the Pledgor’s inability to comply with or failure to perform or fully perform such warranties, commitments, covenants, representations, conditions and obligations under this Agreement and the Principal Agreements.

7.                                Events of Default

7.1                               Any of the following events shall be regarded as an event of default:

(1)                                 Any of the representations or warranties made by the Pledgor under Articles 5 hereof is materially misleading or wrong, and/or the Pledgor breaches any of the warranties contained in Article 5 hereof;

(2)                                 The Pledgor breaches any of the commitments contained in Article 6 hereof;

(3)                                 The Pledgor or Ctrip Commerce breaches any provision under this Agreement or the Principal Agreements, or fails to perform its obligations hereunder or thereunder;

(4)                                 Any provision or obligation of the Pledgor or Ctrip Commerce under this Agreement or the Principal Agreements is deemed as illegal, invalid, void or unenforceable;

(5)                                 The Pledgor waives or transfers the Pledged Equity, or creates any encumbrances thereupon, without written consent from the Pledgee;

(6)                                 Any of the Pledgor’s external loans, guarantees, warranties, indemnities, covenants or other repayment liabilities (i) is required to be repaid or performed prior to the scheduled date due to a breach; or (ii) is due but unable to be repaid or performed as scheduled and thereby cause the Pledgee to believe that the Pledgor’s capability to perform the obligations hereunder or under the Principle Agreements has been affected;

(7)                                 The Pledgor is incapable of repaying the general obligation or other liabilities;

(8)                                 The promulgation of relevant laws renders, or any applicable law deems any provision under this Agreement or the Principle Agreements as illegal, or deprives the Pledgor of its capability to continue to perform its obligations under this Agreement or the Principle Agreements;

(9)                                 Any government consents, permits, approvals or authorizations, based on which this Agreement or the Principle Agreements is deemed enforceable, legitimate and valid, are revoked, terminated, invalidated or materially revised;

(10)                          The property of the Pledgor suffers adverse change, which causes the Pledgee to believe that the capability of the Pledgor to perform the obligations hereunder or under the Principle Agreements has been affected;

(11)                          The Pledgor breaches this Agreement or the Principle Agreements by an act and/or omission in violation of the provisions of this Agreement; or

(12)                          Other circumstances under which the Pledgee may not dispose of its Pledge Right under relevant laws.

7.2                               The Pledgor shall immediately notify the Pledgee in writing once it is aware or discovers that any of the events mentioned in Article 7.1 hereinabove or any event that may result in any of such events has occurred.

7.3                               Unless any of the events of default listed in Article 7.1 hereinabove has been fully resolved to the Pledgee’s satisfaction, the Pledgee may, at the occurrence of such event of default or any time thereafter, send a written notice of default to the Pledgor, requiring the Pledgor or Ctrip Commerce to immediately perform its obligations under the Principal Agreements or requiring its exercise of the Pledge Right pursuant to Article 8 hereof.

8.                                Exercise of the Pledge Right

8.1                               The Pledgor shall not transfer or assign the Pledged Equity without written approval from the Pledgee until all the obligations under the Principal Agreements have been fully performed.

8.2                               In case an event of default listed in Article 7 does occur, the Pledgee shall give a notice of default to the Pledgor when exercising its Pledge Right.

8.3                               Subject to Article 7.3, the Pledgee may dispose of the Pledge Right either at the same time when the notice of default is sent pursuant to Article 7.3 or at any time thereafter.

8.4                               The Pledgee has the right to convert the value of all or part of the Pledged Equity hereunder into money in compliance with legal procedures, or has the priority to be compensated by the proceeds generated from auction or sale of such equity interests, until the obligations under the Principal Agreement have been fully performed. If the Pledgee decides to exercise the Pledge Right, the Pledgor undertakes to transfer all its shareholder rights to the Pledgee for its exercise.

8.5                               The Pledgor shall not hinder the Pledgee from exercising the Pledge Right in accordance with this Agreement and shall instead give necessary and positive assistance so that the Pledgee can realize its Pledge Right.

9.                                Assignment

9.1                               The Pledgor shall not donate or transfer its rights and obligations hereunder without prior consent from the Pledgee. The Pledgor agrees that if he/she dies or loses his/her full capacity for civil acts, his/her rights and obligations hereunder will be immediately transferred to and succeeded by the Pledgee’s designated person, or the Pledged Equity will be transferred to the Pledgee for its disposal at its sole discretion, including but not limited to the cases under which the Pledgee or its designated person will be transferred and thus acquire the Pledged Equity.

9.2                               The Pledgee may transfer or assign any or all of its rights and obligations under the Principal Agreements to any person (whether natural or legal) designated by it at any time to the extent permissible by the laws. In this case, the assignee shall enjoy the rights and undertake the obligations of the Pledgee hereunder as if the assignee itself were a party hereto. When the Pledgee transfers or assigns its rights and obligations under the Principal Agreements, the Pledgor shall, at the request of the Pledgee, execute all relevant agreements and/or documents with respect to such transfer or assignment.

9.3                               After the pledgee is changed due to the abovementioned transfer or assignment, the new parties to the pledge shall execute a new equity pledge agreement, which shall be substantially consistent with this Agreement.

9.4                               This Agreement shall be effective and binding upon both Parties and their respective successors, inheritors and assigns.

10.                         Effectiveness and Termination of the Agreement

10.1                        This Agreement shall come into effectiveness as of the date of its execution. The Parties hereby agree and confirm that the effect of the terms and conditions of this Agreement shall retrospect to the day when the Pledgor became a shareholder of Ctrip Commerce.

10.2                        The Parties further confirm that the effectiveness and validity of this Agreement shall not be affected regardless of whether or not the pledge hereunder is registered at the competent AIC.

10.3                        This Agreement shall expire two (2) years after the Pledgor and Ctrip Commerce no longer undertake any obligations under or arising from the Principal Agreements, and in this case, the Pledgee shall cancel or terminate this Agreement as soon as reasonably practicable.

10.4                        The release of pledge shall also be recorded accordingly at the shareholder register of Ctrip Commerce, and the deregistration of the pledge shall be completed at the competent AIC of Ctrip Commerce according to the relevant laws.

11.                         Formality Fees and Other Expenses

11.1                        The Parties agree and confirm that the Pledgor shall bear any and all costs and actual expenses in relation to this Agreement, including without limitation any and all legal costs, production costs, stamp tax and any other taxes, costs and expenses arising from the performance of this Agreement by the Parties. If the Pledgee is required to pay the relevant taxes and expenses by the law, the Pledgor shall reimburse to the Pledgee in full the taxes and fees that have been paid by the Pledgee, unless the Pledgee agrees to bear all or part of such taxes and fees.

11.2                        If the Pledgor fails to pay any taxes or expenses payable by it hereunder, or the Pledgee is otherwise rendered to take any approaches or actions to recover the amounts payable by the Pledgor, the Pledgor shall bear all costs arising therefrom, including without limitation, all kinds of taxes, fees, formality fees, administration fees, litigation costs, attorney fees and various insurance costs, etc. arising from the disposal of the Pledge Right.

12.                         Force Majeure

12.1                        An “Force Majeure Event” shall mean any event beyond the reasonable anticipation and control of a Party so affected, which are unavoidable even if the affected Party takes a reasonable care, including but not limited to governmental acts, Act of God, fires, explosion, storms, floods, earthquakes, tides, lightning or wars. However, any shortage of credits, funds or financing shall not be deemed as the events beyond reasonable control of the affected Party. The affected Party shall forthwith inform the other Party of the details concerning the exemption of liabilities and the steps that need to be taken to complete discharging such liabilities.

12.2                        In the event that the performance of this Agreement is delayed or interrupted due to the said Force Majeure Event, the affected Party shall be excused from any liability hereunder to the extent of the delayed or interrupted performance, provided, however, that the affected Party shall take appropriate measures to minimize or eliminate the adverse impacts therefrom and strive to resume the performance of this Agreement so delayed or interrupted. The Parties agree to use their best efforts to continue the performance of this Agreement once the said Force Majeure Event disappears.

13.                         Governing Law and Dispute Resolution

13.1                        The formation, validity, interpretation, performance and termination of this Agreement and the disputes resolution under this Agreement shall be governed by the PRC laws.

13.2                        Any disputes arising from the interpretation and performance of this Agreement shall first be resolved through friendly consultation among the Parties. In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by any Party with a written notice, any Party can submit such disputes to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Shanghai. The arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding upon both Parties.

13.3                        If any dispute arises from the interpretation and performance of this Agreement or any dispute is under arbitration, the Parties shall continue to perform their respective rights and obligations hereunder other than those in dispute.

14.                         Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in Chinese or English and delivered personally or sent by registered mail, postage prepaid mail, express delivery or facsimile transmission to the addresses of the other Parties set forth below, or to other designated addresses notified by such other Parties to such Party from time to time, or the addresses of other persons designated by such Party. A notice is deemed to be duly served: (a) if delivered personally, upon the delivery; (b) if sent by mail, on the tenth (10th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after delivered to the courier service agency; and (c) if sent by facsimile transmission, upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Party A: ______________________________

Attn: __________
Address: ______________________________
Phone:          (___) __________
Fax:                       (___) __________

If to Party B: ______________________________

Address: ______________________________
Phone:          (___) __________
Fax:                       (___) __________

15.                         Miscellaneous

15.1                        The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

15.2                        The Parties agree to promptly execute such documents, or take such further actions, as are reasonably necessary or beneficial for performing the provisions or achieving the purposes hereof.

15.3                        The Parties confirm that this Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the Parties with respect to the contents herein and fully supersede all prior verbal and/or written agreements and understandings between the Parties with respect to the contents herein.

15.4                        If any one or more provisions of this Agreement is identified or judged by a court of competent jurisdiction or arbitration authority as void, invalid or unenforceable in any respect according to any laws or regulations, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or unenforceable provisions and revise those void, invalid or unenforceable provisions only to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

15.5                        Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

15.6                        Any obligations that are incurred or become due arising from this Agreement by the expiry or early termination of this Agreement shall survive the expiry or termination of this Agreement.

15.7                        Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement to this Agreement and its exhibits shall be made by the Parties in writing. The amendment and supplement duly executed by each Party with respect to this Agreement and its exhibits are indispensable part of this Agreement and shall have the same legal effect as this Agreement.

15.8                        Should the pledge registration authority require this Agreement to be re-signed or amended with respect to the pledge of the equity interest, the Parties shall use their respective best efforts to guarantee the validity and enforceability of this Agreement in good faith. Such re-signed or amended agreement shall be only used for the purposes of registration and filing at AIC and will not amend or supersede this Agreement. In case of any conflicts between such agreement and this Agreement, this Agreement shall prevail.

15.9                        This Agreement is written in Chinese and executed with three (3) originals with the same legal effect.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties or their respective authorized representatives on the date first above written.

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[This page is execution page]

Pledgee:

Signature:
Authorized representative:
(stamp)

Pledgor:

Signature:

Schedule A

The following schedule sets forth other major similar agreements the registrant entered into with each of its consolidated affiliated Chinese entities. Other than the information set forth below, there is no material difference between such other agreements and this exhibit.

VIE	Parties to the Pledge	Execution Date
Shanghai Ctrip Commerce Co., Ltd.	Pledgee: Ctrip Travel Network Technology (Shanghai) Co., Ltd. Pledgor: Fan Min Pledgee: Ctrip Travel Network Technology (Shanghai) Co., Ltd. Pledgor: Sun Maohua	December 14, 2015 December 14, 2015

Chengdu Ctrip Travel Agency Co., Ltd.	Pledgee: Ctrip Travel Network Technology (Shanghai) Co., Ltd. Pledgor: Fan Min	December 14, 2015
	Pledgee: Ctrip Travel Network Technology (Shanghai) Co., Ltd. Pledgor: Shi Qi	December 14, 2015